Exhibit 99.1

For Immediate Release

January 22, 2008

Federal Home Loan Bank of San Francisco
Announces Board of Directors Appointment

San Francisco-The Federal Home Loan Bank of San Francisco Board of Directors has selected James F. Burr to fill an open position on the Board effective today. Mr. Burr is Executive Vice President and Corporate Treasurer of Wachovia Mortgage, FSB, North Las Vegas, Nevada. The position has a term ending December 31, 2008.

In 2007, the Federal Housing Finance Board redesignated this director position from California to Nevada effective January 1, 2008. From March 30, 2007, to December 31, 2007, the position was filled by Mr. Burr, who was then Executive Vice President and Treasurer of World Savings Bank, FSB, Oakland, California. Effective December 31, 2007, World changed its name to Wachovia Mortgage, FSB, and moved the location of its home office from California to Nevada. Because each elected director of the Bank must be an officer or director of a Bank member located in the state to which the director position is designated, Mr. Burr's role at Wachovia did not qualify him for the California position on the Bank's board and the position became vacant. As of January 1, 2008, Mr. Burr's role at Wachovia qualified him for the Nevada position on the Bank's board.

About the Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System.

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Contact:
Amy Stewart, 415-616-2605
stewarta@fhlbsf.com